Accelerated Death Benefit for Terminal Illness Rider
WHEN A TERMINAL ILLNESS BENEFIT IS PAID UNDER THE TERMS OF THIS RIDER, THE CONTRACT TO WHICH THIS RIDER IS ATTACHED WILL REMAIN IN FORCE AND THIS RIDER WILL TERMINATE.  YOU CAN ONLY REQUEST ACCELERATION ONCE UNDER THIS RIDER.
THE CONTRACT WILL CONTINUE WITH A REDUCED SPECIFIED AMOUNT, REDUCED CASH VALUES, AND A REDUCED DEATH BENEFIT.  AFTER SUCH PAYMENT, THE PREMIUM WILL BE BASED ON THE REDUCED SPECIFIED AMOUNT.
A TERMINAL ILLNESS BENEFIT MAY BE TAXABLE. RECEIPT OF THIS BENEFIT MAY ADVERSELY AFFECT YOUR ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS. ACCELERATED BENEFITS DO NOT AND ARE NOT INTENDED TO QUALIFY AS LONG-TERM CARE INSURANCE. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR REGARDING THE TAX TREATMENT OF ACCELERATED BENEFITS.  YOU SHOULD CONTACT A QUALIFIED ADVISOR OR THE APPLICABLE GOVERNMENT AGENCY (SUCH AS THE LOCAL STATE MEDICAID OFFICE) FOR ADVICE REGARDING ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS BEFORE REQUESTING THIS BENEFIT.
Definitions
The following are key words used in this rider and are important in describing both your rights and ours.  As you read this rider, refer back to these definitions.
Accelerated Death Benefit
The amount you request in the claim form when you file a claim under this rider.  The maximum benefit is 80% of the Specified Amount of the Contract.
The minimum benefit amount is 10% of the Specified Amount of the Contract or $10,000.
The maximum Accelerated Death Benefit under this rider is $300,000.  The sum of all accelerated death benefit payments made by us under all accelerated death benefit riders attached to the Contract cannot exceed $300,000.
Terminal Illness or Terminally Ill
Any non-correctable medical condition which, in the Physician's best medical judgment, will result in the Insured's death within twelve months from the date of the Physician's certification.  The date of the Physician's certification should be the same as the date of diagnosis with the date of diagnosis at least 14 days after the onset of the non-correctable medical condition.
Family Member
Anyone related to you or the Insured in any of the following ways: Spouse, parent, grandparent, child, or grandchild, brother or sister, aunt or uncle, niece or nephew, first cousin (including adopted, in-law, and step-relatives).
Physician
A licensed Doctor of Medicine (M.D.) or licensed Doctor of Osteopathy (D.O.), as defined in Section 1861(r)(1) of the Social Security Act, providing services within the scope of licensure and legally qualified to diagnose and treat sickness and injury.  This does not include you, the Insured, or a Family Member.
Spouse
The person with whom you or the Insured has entered into marriage, domestic partnership, civil union partnership, or the equivalent.
Accelerated Death Benefit Payment Amount
The benefit amount paid due to a properly claimed benefit under this rider.  The benefit is equal to the Accelerated Death Benefit, less:
1)	a $250 processing fee;
2)	the interest charge; and
3)	any loan repayment amount.
We reserve the right to waive the $250 processing fee.
The interest charge is equal to:

ICC18R246

A x i
1 + i
"A" is the Accelerated Death Benefit and "i" is the applicable interest rate.
The Accelerated Death Benefit interest rate will not exceed the lesser of:
1)	6%; and
2)	the greater of:
a)	the then current yield on the 90-day Treasury Bills available at the date of acceleration; and
b)
the Moody's Corporate Bond Yield Averages – Monthly Average Corporates – published by Moody's Investors Services, Inc. or any successor to that service, subject to the approval of the Interstate Insurance Product Regulation Commission, for the calendar month ending two months before the date of the acceleration.

The loan repayment amount equals the outstanding loan at the time the claim is paid times the Accelerated Death Benefit Percentage. This repayment amount will be applied to the Contract loan as if the owner made a loan repayment.
The Accelerated Death Benefit Payment Amount will be at least as great as the net cash value of the Contract multiplied by the percentage of the Accelerated Death Benefit you elect to place under this rider.
Accelerated Death Benefit Percentage
For contracts with Coverage Option A, the Accelerated Death Benefit Percentage is equal to B divided by C.  For contracts with Coverage Option B, the Accelerated Death Benefit Percentage is equal to B divided by the sum of C and D.  For contracts with Coverage Option C, the Accelerated Death Benefit Percentage is equal to B divided by the sum of C and E.
B is the Accelerated Death Benefit.
C is the Contract's Specified Amount at the time the Accelerated Death Benefit is paid.
D is the Contract's cash/Contract Value at the time the Accelerated Death Benefit is paid.
E is the Contract's total premiums paid minus the total amount of partial surrenders.
The Benefit
Kansas City Life Insurance Company will pay the Accelerated Death Benefit Payment Amount to you if the Insured is diagnosed as having a Terminal Illness by a Physician while this rider is in force. You may properly claim the Accelerated Death Benefit during the life of the Terminally Ill Insured.  You may only elect the Accelerated Death Benefit one time, regardless of the amount you select.
We will pay a Terminal Illness benefit to you or your estate, unless you have otherwise designated or assigned this benefit, in a lump sum immediately after we receive your acceleration request and satisfactory proof that the Insured has a Terminal Illness.
If the Insured dies after you request to receive a Terminal Illness benefit, but before you have received such benefit, we will cancel your request and pay the death benefit in accordance with the terms of the Contract.
Irrevocable beneficiaries must consent in writing to payment of the Accelerated Death Benefit.  We also reserve the right to require the written consent of any assignee or creditor beneficiary.
You may claim the Accelerated Death Benefit by forwarding to us a completed claim form, executed by you, and a Physician's certification satisfactory to us.  We will furnish a claim form for this purpose within 15 days of your request. If we do not send you the claim form within 15 days, you can meet the proof of loss requirement by giving us a written statement of your claim.  We reserve the right to request additional medical information from any Physician or institution which may have provided treatment for the Terminal Illness.  We may require the Insured to be examined by a Physician of our choice and at our expense.
If we pay the Accelerated Death Benefit, the Contract's Specified Amount, Contract Value and surrender charges, if any, will be reduced by the amount of the Accelerated Death Benefit Percentage.
Prior to and concurrent with payment of the Accelerated Death Benefit, we will inform you and any irrevocable Beneficiary of the amount of the Contract's remaining Specified Amount, Contract Value and loan amount.
Conditions
Your right to receive payment under this rider is subject to the following conditions:
1)	you must elect an option in writing in a form that meets our requirements;
2)	the Contract must be in force and not be in the grace period;
3)	we must receive the approval of any assignee or irrevocable beneficiary under your Contract;
4)	we have the right to seek a second medical opinion as to any terminal condition the Insured may have. If we seek a second

ICC18R246

medical opinion, we will pay for it.  If there is a disagreement between your Physician and the Physician designated by us, a third medical opinion may be obtained, at our expense, by a mutually acceptable Physician.  Such third medical opinion will be binding on both parties; and

5)
this benefit provides for the accelerated payment of life insurance proceeds and is not intended to cause you to involuntarily gain access to proceeds ultimately payable to the named beneficiary.  Therefore, we will make the Accelerated Death Benefit proceeds available to you on a voluntary basis only.  Accordingly:

a)	if you are required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit; or
b)	if you are required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement, you are not eligible for this benefit.
Reinstatement
This rider will be reinstated if:
1)	the Contract to which this rider is attached terminates and is subsequently reinstated according to the Contract's reinstatement provision; and
2)	this rider was in force at the time the Contract terminated.
General Provisions
The following provisions apply to this rider:
1)	this rider is made a part of the Contract to which it is attached and this benefit is subject to all the provisions of this rider and the applicable Contract provisions; and
2)
the effective date of this rider is the same as that of the Contract unless this rider is added at a later date.  The effective date of this rider will then be specified in the rider description in Section 1, Contract Data.  The Incontestability provision in the Contract will apply to this rider, beginning on the rider effective date.

Termination of Rider
This rider terminates on the earliest of:
1)	the date the Contract terminates for any reason;
2)	the date an Accelerated Death Benefit Payment Amount is paid;
3)
the date the total amount of Accelerated Death Benefits under any accelerated death benefit riders attached to the Contract equals the maximum amount described in the Accelerated Death Benefit section;

4)	the date the Insured dies;
5)	the date this rider is cancelled by you;
6)	the date the Contract matures; or
7)	the date you exercise the Paid-up Insurance Benefit option of the Contract, if any.
Termination of this rider will not prejudice the payment of benefits for a Terminal Illness that occurred while the rider was inforce.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.

[	]
Secretary	President, CEO and Chairman
ICC18R246